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                                  Exhibit 23.1

                        Independent Accountants' Consent

We consent to incorporation by reference in the registration statement (No. 333-71114) on Form S-8 of Skechers U.S.A., Inc. of our report dated February 17, 2003, relating to the consolidated balance sheets of Skechers U.S.A., Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Skechers U.S.A., Inc.

                                      KPMG LLP

Los Angeles, California
March 28, 2003